UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 5, 2014

RPM INTERNATIONAL INC.

(Exact name of registrant as specified in its charter)

Delaware	1-14187	02-0642224
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2628 Pearl Road, P.O. Box 777, Medina, Ohio	44258
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (330) 273-5090

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 5, 2014, we and certain of our subsidiaries entered into an unsecured syndicated revolving credit facility (the “New Credit Facility”) with the lenders party thereto and PNC Bank, National Association, as administrative agent for the lenders. The New Credit Facility expires on December 5, 2019. The New Credit Facility provides for a five-year $800.0 million revolving credit facility, which includes sublimits for the issuance of swingline loans, which are comparatively short-term loans used for working capital purposes, and letters of credit. The aggregate maximum principal amount of the commitments under the New Credit Facility may be expanded upon our request, subject to certain conditions, to $1.0 billion. The New Credit Facility allows for borrowings in U.S. dollars or certain other foreign currencies in an amount (on a U.S. dollar equivalent basis) of up to $800.0 million. In addition to RPM International Inc., each of RPM Enterprises, Inc., RPM Lux Holdco S.ÀR.L., RPOW UK Limited, RPM Europe Holdco B.V., RPM Canada, Tremco illbruck Coatings Limited, RPM Canada Company and Tremco Asia Pacific PTY. Limited is also a borrower under the New Credit Facility. Each such additional borrower is our wholly-owned direct or indirect subsidiary (except for directors’ qualifying shares or nominal equity interests required to be held by someone other than us or our subsidiary under applicable law). The New Credit Facility contemplates that one or more of our other domestic or foreign subsidiaries may become borrowers as well. RPM International Inc. has agreed to guarantee all obligations of subsidiaries that are or become borrowers under the New Credit Facility.

The New Credit Facility is available to refinance existing indebtedness, to finance working capital and capital expenditure needs, to satisfy all or a portion of our obligations relating to the plan of reorganization for our Specialty Products Holding Corp. subsidiary and related entities, and for general corporate purposes.

At our election, loans under the New Credit Facility (other than loans denominated in a currency other than U.S. Dollars) will bear interest at one of the following options: (1) the alternative base rate which is the greatest of (a) the effective prime rate announced by PNC Bank, National Association, (b) a rate per annum that is 0.5% in excess of the effective federal funds rate and (c) a rate per annum that is 1.0% in excess of the daily Eurodollar rate, plus a margin of 0.0% to 0.575% (based on our debt rating); and (2) the Eurodollar rate (or, in the case of swingline loans, the daily LIBOR rate) plus a margin of 0.875% to 1.575% per annum (based on our debt rating). Loans under the New Credit Facility denominated in a currency other than U.S. Dollars will bear interest at the Eurodollar rate plus a margin of 0.875% to 1.575% per annum (based on our debt rating).

The New Credit Facility contains customary covenants, including but not limited to, limitations on our ability, and in certain instances, our subsidiaries’ ability, to incur liens, make certain investments, or sell or transfer assets. Additionally, we may not permit (i) our consolidated leverage ratio to exceed 65% of the sum of our consolidated indebtedness and consolidated stockholders’ equity or (ii) our consolidated interest coverage ratio to be less than 3.5 to 1.0.

Upon the occurrence of certain events of default, our obligations under the New Credit Facility may be accelerated. Such events of default include payment defaults to lenders under the New Credit Facility, covenant defaults, payment defaults (other than under the New Credit Facility), certain ERISA defaults, change of control and other customary defaults.

The lenders under the New Credit Facility and their affiliates have engaged and may engage in commercial and investment banking transactions with us in the ordinary course of business, and also provide or have provided advisory and financial services to us.

The description of the New Credit Facility set forth herein is not complete and is qualified in its entirety by reference to the full text of the New Credit Facility filed as Exhibit 10.1 to this Form 8-K.

Item 1.02	Termination of a Material Definitive Agreement.

As of December 5, 2014, in connection with our entry into the new credit agreement described above, we terminated our $600.0 million five-year revolving credit agreement with the lenders party thereto and PNC Bank, National Association, as administrative agent. The lenders under the prior credit agreement and their affiliates have engaged and may engage in commercial and investment banking transactions with us in the ordinary course of business, and also provide or have provided advisory and financial services to us.

Item 8.01	Other Events.

On December 10, 2014, the Company issued a press release announcing that the United States Bankruptcy Court in Delaware and the United States District Court in Delaware confirmed the plan of reorganization for the Company’s Specialty Products Holding Corp. subsidiary and related entities.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Credit Agreement among RPM International Inc., the other Borrowers party thereto, the Lenders party thereto and PNC Bank, National Association, as Administrative Agent, dated December 5, 2014.

99.1	Press Release of the Company, dated December 10, 2014, announcing that the United States Bankruptcy Court in Delaware and the United States District Court in Delaware confirmed the plan of reorganization for the Company’s Specialty Products Holding Corp. subsidiary and related entities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RPM International Inc.
(Registrant)

Date: December 11, 2014	/s/ Edward W. Moore
Edward W. Moore
Senior Vice President, General Counsel and Chief Compliance Officer

Exhibit Index

Exhibit Number	Description

10.1	Credit Agreement among RPM International Inc., the other Borrowers party thereto, the Lenders party thereto and PNC Bank, National Association, as Administrative Agent, dated December 5, 2014.

99.1	Press Release of the Company, dated December 10, 2014, announcing that the United States Bankruptcy Court in Delaware and the United States District Court in Delaware confirmed the plan of reorganization for the Company’s Specialty Products Holding Corp. subsidiary and related entities.